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                                                                       EXHIBIT 5

                                          September 30, 1994

Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California 95051

Gentlemen:

    At your request, I have examined the registration statement on Form S-8 (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of 5,000,000 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company") pursuant to the Company's Global Employees Stock Purchase Plan (the "Plan").

    In connection with this opinion, I have examined the Plan, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

    Based on the foregoing, I am of the opinion that:

        (i) the original issue Shares, when issued and sold in accordance with the Plan, the Registration Statement and related final prospectus and applicable state laws will be validly issued, fully paid and nonassessable; and

        (ii) the interests in the Plan, when acquired in accordance with the terms of such Plan, will be valid and legal interests in such Plan.

    I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ JOHN M. CLARK III

                                          JOHN M. CLARK III
                                          Senior Vice President,
                                          General Counsel &
                                          Secretary